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                                                                      EXHIBIT 99

PHYCOR
THE PHYSICIANS' CORPORATION                                        NEWS RELEASE
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Contact:      Joseph C. Hutts
              President and Chief Executive Officer
                or
              John K. Crawford
              Chief Financial Officer
              (615) 665-9066


                      PHYCOR REVISES EARNINGS EXPECTATIONS

                   Company Announces Stock Repurchase Program


Nashville, Tennessee (September 22, 1998) - PhyCor, Inc. (Nasdaq/NM:PHYC) today announced that earnings for the third and fourth quarters of 1998 are expected to be below analysts' expectations. Earnings per share for the quarter ended September 30, 1998, before asset impairment charges, and for the fourth quarter of 1998 are expected to be approximately $0.15 and $0.16, respectively.

         As previously announced, PhyCor expects to record a pre-tax asset impairment charge in the third quarter to address problems at certain of its "group formation" physician clinic operations. The scope of this charge has been expanded to incorporate two additional "group formation" markets and is now expected to be approximately $92 million.

         PhyCor has adopted a common stock repurchase program whereby the Company may repurchase up to $50 million of its common stock, from time to time, in the open market and in privately negotiated transactions on terms and conditions acceptable to the Company.

         During the third quarter, PhyCor completed its acquisitions of CareWise, Inc. and First Physician Care, Inc. (FPC) which were expected to be accounted for as poolings-of-interests. In connection with the common stock repurchase program, the Company has now determined to account for each of these using the purchase method of accounting. As a result, PhyCor's third quarter results will include the results of operations of CareWise from July 1, 1998, and FPC from July 24, 1998. Further, goodwill of approximately $87 million will be recorded in connection with these two acquisitions increasing amortization expense by approximately $340,000 per month.

         Joseph C. Hutts, president and chief executive officer of PhyCor, said, "While our existing operations as a whole are performing generally in line with our expectations, our recent acquisitions of PrimeCare International, Inc.
(PCI), Morgan Health Group (MHG) and FPC completed in the second and third quarters are not contributing earnings at expected levels. Lower earnings contribution


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  PHYCOR, Inc. - 80 Burton Hills Blvd. - Suite 400 - Nashville, Tenn. 37215 -
                                  615-665-9066
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PHYC Adjustments Earnings Estimates
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September 22, 1998

from PCI during the last half of 1998 results from lower revenue than originally expected because of delays in receipt of its limited Knox-Keene license and lower enrollment and payor contracting issues. We expect the performance of PCI to gradually improve over current levels during 1999.

         "The earnings contributions of both FPC and MHG are significantly below target because of lower than expected earnings from MHG's managed care contracts and a combination of lower revenues and higher costs in FPC's core business. The combined earnings shortfall plus increased goodwill amortization result in a decrease in the third and fourth quarter earnings per share of approximately $0.04 to $0.05 in each quarter. At the current time, it is difficult to determine whether FPC or MHG will be able to reach targeted earnings levels in the near future.

         "Since late in 1997, we have been intensely focused on addressing problems with our business operations in our "group formation" markets. We announced our intentions to resolve these difficult situations in four markets on July 23, 1998. We have increased our asset impairment charge to provide for the two remaining "group formation" markets which currently are demonstrating characteristics or trends which require restructuring efforts. These mistakes have been very expensive and have consumed significant resources; however, we believe this increase in our asset impairment charge will bring to resolution the most difficult problem our company has faced.

         "It has been a very difficult year for physician practice management companies as our industry segment continues to evolve. The fundamentals of PhyCor are strong, and we have a wonderful family of clinics and IPAs. We will grow more slowly during this uncertain time in our industry and are currently targeting approximately 15% earnings growth in 1999, based upon our revised second half of 1998 expectations with no targeted contribution resulting from additional clinic affiliations in 1999. We believe that at current valuation levels, our share repurchase may be our best method of enhancing shareholder value."

         PhyCor, Inc., headquartered in Nashville, Tennessee, is a physician practice management company that operates multi-specialty clinics, manages independent practice associations, and provides health care decision-support services to consumers. Including pending transactions, the Company operates 57 clinics with approximately 3,890 physicians in 28 states, manages IPAs with approximately 26,000 physicians in 36 markets, and, through CareWise, Inc., provides healthcare decision support services to over 2 million consumers.

         This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in these forward-looking statements. A discussion of important factors and assumptions regarding these statements and risks involved is contained in PhyCor's recent filings with the Securities and Exchange Commission.

     For additional information about the Company, visit PhyCor's web site:
                             http://www.phycor.com

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